EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


        We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3, Amendment No. 1 of our report dated January 23, 1997, except as to the second paragraph of Note 14, which is as of February 21, 1997, and except as to the fifth paragraph of
Note 1 and the second paragraph of Note 15, which are as of July 31, 1997, appearing on page 3 of Paradigm Technology, Inc.'s Current Report on Form 8-K dated August 21, 1997 and filed on August 22, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.




San Jose, California
December 2, 1997